Exhibit 99.2

Nurix Therapeutics Advances Clinical and Preclinical Pipeline and

Outlines 2022 Catalysts

Nurix leads protein modulation field with four active clinical stage programs

Anticipates data-rich 2022 with clinical-stage programs and a pipeline fueled by proprietary DELigase platform

San Francisco, CA, January 10, 2022 (GLOBE NEWSWIRE) — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a biopharmaceutical company developing targeted protein modulation drugs, today outlined key objectives and anticipated milestones for 2022 and provided an overview of recent progress.

“2021 was a significant and highly productive year for Nurix as we advanced four wholly owned programs from our proprietary DELigase platform into clinical development and demonstrated the first proof of mechanism of targeted protein degradation in patients with hematologic malignancies,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “As we enter 2022, we are well-positioned to maintain the momentum of the past year and look forward to sharing clinical data from all four programs as we continue to advance our internal pipeline and make progress in our strategic collaborations with Sanofi and Gilead.”

2022 Goals and Catalysts

Pipeline

•	Planned data presentations from all four clinical programs in 2022 as described below:

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NX-2127: Nurix’s lead drug candidate from its protein degradation portfolio, NX-2127, is an orally bioavailable degrader of Bruton’s tyrosine kinase (BTK) with immunomodulatory drug (IMiD) activity. Nurix plans to initiate the Phase 1b expansion phase of its ongoing Phase 1a/1b clinical trial of NX-2127 in adults with relapsed or refractory B cell malignancies in mid-2022 and to present additional data from the Phase 1a trial in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).

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NX-5948: Nurix’s second drug candidate from its protein degradation portfolio, NX-5948, is an orally bioavailable BTK degrader designed without IMiD activity for certain B-cell malignancies and autoimmune diseases. Nurix is evaluating NX-5948 in a Phase 1 clinical trial in adults with relapsed or refractory B cell malignancies and expects to begin dosing at multiple clinical centers in the United Kingdom in the first half of 2022 and to have initial safety and pharmacokinetic (PK) and pharmacodynamic (PD) data from the Phase 1a portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).

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NX-1607: Nurix’s lead drug candidate from its E3 ligase inhibitor portfolio, NX-1607, is an orally bioavailable inhibitor of Casitas B-lineage lymphoma proto-oncogene (CBL-B) for immuno-oncology indications including a range of solid tumor types. Nurix is evaluating NX-1607 in an ongoing, Phase 1 dose escalation and expansion trial in adults with a variety of oncology indications at multiple clinical sites in the United Kingdom and expects to have initial PK/PD data from the Phase 1a stage of the study, including biomarker and safety data, in mid-2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).

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DeTIL-0255: Nurix’s lead candidate in its cellular therapy portfolio, DeTIL-0255, is a drug-enhanced adoptive cellular therapy. Nurix is evaluating DeTIL-0255 in a Phase 1 trial in adults with gynecological malignancies including ovarian cancer, cervical cancer, and endometrial cancer. Nurix anticipates dosing the first patient in the first half of 2022 and providing a clinical update from the run-in portion of the study in the second half of 2022. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107739).

•	Nurix plans to host an investor event in the first half of 2022 to provide a comprehensive update on its lead programs and DELigase discovery platform.

2021 Accomplishments and Business Highlights

Pipeline

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Advanced four wholly owned programs generated by its proprietary DELigase platform into clinical stage development. The first programs from its protein degradation chimeric targeting molecule (CTM) portfolio, orally administered BTK-degraders NX-2127 and NX-5948, are both being evaluated in adults with B-cell malignancies, and the first two programs in its ligase inhibitor portfolio, NX-1607, an oral CBL-B inhibitor, and DeTIL-0255, a drug-enhanced TIL therapy, are being evaluated in adults with a range of solid tumors.

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Presented initial data from its first-in-human, Phase 1 dose-escalation trial of NX-2127 in adults with relapsed or refractory B-cell malignancies at the 4th Annual Targeted Protein Degradation Summit in October. Initial PK and PD data were reported for the first six patients in the trial including completed cohorts 1 and 2 treated at 100 mg and 200 mg once daily. The data showed BTK levels in peripheral blood significantly decreased in all patients in the trial starting on day 1 and remained suppressed throughout the dosing period. BTK degradation exceeded 80% at steady state in the first dose cohort and exceeded 90% in the second dose cohort. Such levels of BTK degradation have been associated with anti-tumor effects in preclinical animal models. Clinical observations were presented for the one patient in cohort 1, a 78-year-old man with chronic lymphocytic leukemia (CLL) and significant mutations in the BTK gene associated with resistance to standard of care BTK inhibitors, who achieved a partial remission with lymphocytosis.

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Presented preclinical data supporting pipeline programs at major scientific and medical meetings throughout the year. In April, Nurix presented data from its NX-1607 program at the American Association for Cancer Research (AACR) 2021 annual meeting demonstrating significant anti-tumor efficacy of NX-1607 treatment in animal models of both colorectal cancer and triple negative breast cancer. Importantly, the combination of NX-1607 and an anti-PD-1 antibody substantially increased the median overall survival and the frequency of long-lasting tumor rejection in these models compared to either single agent alone. In November, at the Society for Immunotherapy of Cancer (SITC) conference, Nurix presented preclinical studies on human tumor samples demonstrating that its CBL-B inhibitor, NX-0255, enhances the number and quality of T cells expanded from tumors for use in tumor infiltrating lymphocyte (TIL) therapy and supporting the advancement of its DeTIL-0255 autologous cell therapy into clinical studies in adults with gynecological malignancies. In December, at the American Society of Hematology (ASH) Annual Meeting, Nurix presented preclinical data demonstrating the ability of NX-5948 to cross the blood brain barrier, degrade BTK in both intracranial lymphoma cells and microglia, and exert anti-tumor activity in a mouse model of central nervous system lymphoma.

Corporate

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Completed a Public Follow-on Offering: In March, Nurix announced the closing of its underwritten public offering of 5,175,000 shares of common stock, at a public offering price of $31.00 per share, which included 675,000 shares issued upon the exercise in full by the underwriters of their option to purchase additional shares of common stock. The net proceeds to Nurix from the offering were approximately $150 million, after deducting underwriting discounts, commissions and offering expenses.

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Expanded Sanofi collaboration: In January 2021, Nurix announced that Sanofi exercised its option to increase the number of targets to a total of five, up from the original three targets, in the strategic collaboration signed in December 2019. The option exercise triggered a one-time $22 million payment to Nurix, adding to the previously received $55 million upfront payment. As part of the multi-year collaboration, Nurix is using its proprietary drug discovery platform, DELigase, that integrates its DNA-encoded libraries (DEL) and its portfolio of E3 ligases to create small molecules designed to induce degradation of specified drug targets. Sanofi will have exclusive rights and be responsible for clinical development and commercialization of drug candidates resulting from the work while Nurix will retain the option to co-develop and co-promote up to two products in the United States under certain conditions.

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Announced Collaboration for the Discovery of Novel Drugs to Treat Pediatric Cancers: In March, Nurix announced that it is part of a collaboration sponsored by Alex’s Lemonade Stand Foundation (ALSF), a leading funder of pediatric cancer research, to develop a drug to potentially treat aggressive childhood cancers including neuroblastoma and medulloblastoma. Nurix will provide its extensive expertise in E3 ligases and use its proprietary DNA-encoded libraries to identify small-molecule degraders of MYCN, a target previously considered undruggable. The program is one of four that are being supported by ALSF’s Crazy 8 initiative, which is designed to bring together world-class research talent to accelerate the pace of new cure discovery in childhood cancer.

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Strengthened Leadership Team and Expanded the Board of Directors with Experienced Business Leaders. In June, Nurix appointed Stefani A. Wolff as chief operating officer and executive vice president of product development. Ms. Wolff has over 30 years of leadership experience in oncology and immunology most recently from Principia Biopharma Inc., where she served as chief development officer and formerly senior vice president of strategy and operations overseeing Principia’s portfolio including BTK targeted agents. Nurix also announced the appointments of Clay Siegall, Ph.D., Judith A. Reinsdorf, J.D., and Paul M. Silva to its board of directors. Each new appointee brings significant strategic and operational experience. Dr. Siegall is the co-founder of Seagen Inc. (formerly Seattle Genetics, Inc.) and serves as its president, chief executive officer and chairman of the board. Ms. Reinsdorf is the former executive vice president and general counsel of Johnson Controls International, and Mr. Silva is the former senior vice president, chief accounting officer at Vertex Pharmaceuticals Incorporated.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a biopharmaceutical company focused on the discovery, development, and commercialization of small molecule therapies designed to modulate cellular protein levels as a novel treatment approach for cancer and other challenging diseases. Leveraging Nurix’s extensive expertise in E3 ligases together with its proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates T cell activation. Nurix is headquartered in San Francisco, California. For more information, please visit http://www.nurixtx.com/.

Forward Looking Statement

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding our future financial or business performance, conditions, plans, prospects, trends or strategies and other financial and business matters; our current and prospective drug candidates; the planned timing and conduct of our clinical trial programs for our drug candidates, preclinical activities, research and development costs, current and prospective collaborations; the planned timing for the provision of clinical updates and initial findings from our clinical studies; the potential advantages of our DELigase™ platform and drug candidates; the extent to which our scientific approach and DELigase™ platform may potentially address a broad range of diseases; the estimated size of the market for our drug candidates; and the timing and success of the development and commercialization of our anticipated drug candidates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, future plans and strategies, its development plans, its preclinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) risks and uncertainties related to Nurix’s ability to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) the timing and results of preclinical and clinical trials; (iii) Nurix’s ability to fund development activities and achieve development goals; (iv) the impact of the COVID-19 pandemic on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (v) Nurix’s ability to protect intellectual property and (vi) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2021, Nurix’s Quarterly Report on Form 10-Q filed with the SEC on October 14, 2021, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Contacts:

Investors:	Media:

Jason Kantor, Ph.D.	Elizabeth Wolffe, Ph.D.
Nurix Therapeutics, Inc.	Wheelhouse Life Science Advisors
jkantor@nurixtx.com	lwolffe@wheelhouselsa.com

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